Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports First Quarter Per Share Net Income and Core

Operating Income of $5.23 and $5.41, Up 15.5% and 22.7%,

Respectively; Consolidated Net Premiums Written of $12.2 Billion,

Up 14.1%, with P&C Up 12.4% and Life Insurance Up 26.3%;

P&C Combined Ratio of 86.0%

●	Net income was $2.14 billion, up 13.3%, and core operating income was $2.22 billion, up 20.3%.

●

Net income and core operating income were impacted modestly by two one-time items: an incremental deferred tax benefit of $55 million, or $0.14 per share, related to the Bermuda tax law enacted in December 2023, partially offset by a contribution to the Chubb Charitable Foundation of $30 million ($24 million after-tax), or $0.06 per share.

●

Global P&C net premiums written, which excludes Agriculture, were up 13.3%, with commercial insurance up 11.1% and consumer insurance up 19.3%. North America was up 10.1%, including growth of 12.3% in personal insurance and 9.4% in commercial insurance. Overseas General was up 17.5%, with growth of 27.1% in consumer insurance and 12.2% in commercial insurance; Asia, Latin America, and Europe were up 34.7%, 17.5%, and 8.6%, respectively.

●

P&C underwriting income was $1.40 billion, up 15.4%, with a combined ratio of 86.0%. P&C current accident year underwriting income excluding catastrophe losses was $1.63 billion, up 10.3%, with a combined ratio of 83.7%.

●	Life Insurance net premiums written were $1.63 billion, up 26.3%, and segment income was $268 million, up 9.8%. Life Insurance net premiums written and deposits collected were $2.23 billion, up 39.4%.

●	Pre-tax net investment income was $1.39 billion, up 25.7%, and adjusted net investment income was $1.48 billion, up 23.5%.

●	Annualized return on equity (ROE) was 14.3%. Annualized core operating return on tangible equity (ROTE) was 21.9% and annualized core operating ROE was 13.7%.

ZURICH – April 23, 2024 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended March 31, 2024 of $2.14 billion, or $5.23 per share, and core operating income of $2.22 billion, or $5.41 per share. Book value per share and tangible book value per share increased 1.5% and 1.8%, respectively, from December 31, 2023 and now stand at $149.09 and $89.55, respectively. Book value was unfavorably impacted by after-tax net realized and unrealized losses of $622 million in the company’s investment portfolio, principally due to the mark-to-market impact in the fixed-income portfolio. Book value per share and tangible book value per share excluding AOCI increased 2.2% and 2.9%, respectively, from December 31, 2023.

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Chubb Limited News Release

Chubb Limited

First Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)
	2024	2023	Change	2024	2023	Change

Net income	$2,143	$1,892	13.3%	$5.23	$4.53	15.5%
Adjusted net realized (gains) losses and other, net of tax	94	(165)	NM	0.23	(0.40)	NM
Market risk benefits (gains) losses, net of tax	(21)	115	NM	(0.05)	0.28	NM

Core operating income, net of tax	$2,216	$1,842	20.3%	$5.41	$4.41	22.7%

Annualized return on equity (ROE)	14.3%	14.6%
Core operating return on tangible equity (ROTE)	21.9%	19.4%
Core operating ROE	13.7%	12.6%

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “We began the year with a simply excellent quarter. Core operating income was up double-digit, driven by P&C underwriting income up over 15% with a published combined ratio of 86%, investment income up more than 23%, and life insurance income up almost 10%. We produced double-digit premium revenue growth from across the globe with strong results in our commercial and consumer P&C and Asia life businesses.

“Core operating income and EPS were up over 20%, to $2.2 billion, and up nearly 23%, to $5.41, respectively. Earnings modestly benefited from two one-time items that partially offset each other. Adjusting for these, core operating income grew over 18.5%, with operating EPS up nearly 21% to $5.33. Our sources of earnings were well balanced and of an enduring quality: P&C underwriting income of $1.4 billion, driven by strong earned premium growth and great underwriting margins; adjusted net investment income of nearly $1.5 billion; and life segment income of $268 million.

“Total company net premiums written increased over 14% in the quarter, with total P&C up 12.5% and Life Insurance up over 26%. Global P&C premiums, which exclude Agriculture, increased 13.3%, with commercial lines up over 11% and consumer lines up 19.3%. Premiums in North America were up over 10%, while in our international retail P&C business, premiums in Asia, Latin America, and the Continent of Europe were up 34.7%, 17.5%, and 12.3%, respectively. Life Insurance premiums and deposits were up over 39%, driven, again, by our business in Asia.

“North America’s growth consisted of 12.3% in personal insurance, an outstanding result for our Chubb Personal Risk Services business, and about 9.5% growth in commercial, with P&C lines up 13% and financial lines down about 7.5%. Record new business of over $1.2 billion and strong policy count renewal retention of 84.7% add to the excellent results of our North America division and speak to the favorable market tone and our operating capability.

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Chubb Limited News Release

“The P&C underwriting environment in North America overall is quite favorable, financial lines aside, with pricing exceeding loss costs, which remained steady. From our large middle market business to small commercial to personal lines, and driven by both property and casualty, we saw the best rates and pricing overall that we have seen in the last four to five quarters. It was also one of the best quarters for large-account casualty rates and pricing.

“In our Overseas General division, both our consumer and commercial businesses performed well in the quarter. Asia was a standout, with consumer premiums up 46% and commercial premiums up 23%, supported by the consolidation impact of Huatai in China. Retail commercial P&C lines pricing across our international business was favorable and our portfolio is well priced.

“In sum, we had a very strong start to the year. Looking forward, we are confident in our ability to continue growing operating earnings at a rapid pace through P&C revenue growth and underwriting margins, investment income, and life income.”

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Chubb Limited News Release

Operating highlights for the quarter ended March 31, 2024 were as follows:

Chubb Limited	Q1	Q1
(in millions of U.S. dollars except for percentages)	2024	2023	Change

Consolidated
Net premiums written (increase of 14.2% in constant dollars)	$12,221	$10,710	14.1%

P&C
Net premiums written (increase of 12.2% in constant dollars)	$10,588	$9,417	12.4%
Underwriting income	$1,400	$1,213	15.4%
Combined ratio	86.0%	86.3%
Current accident year underwriting income excluding catastrophe losses	$1,628	$1,475	10.3%
Current accident year combined ratio excluding catastrophe losses (1)	83.7%	83.4%

Global P&C (excludes Agriculture)
Net premiums written (increase of 13.0% in constant dollars)	$10,339	$9,124	13.3%
Underwriting income	$1,344	$1,212	10.9%
Combined ratio	86.3%	86.1%
Current accident year underwriting income excluding catastrophe losses	$1,597	$1,450	10.2%
Current accident year combined ratio excluding catastrophe losses (1)	83.8%	83.4%

Life Insurance
Net premiums written (increase of 29.7% in constant dollars)	$1,633	$1,293	26.3%
Segment income (increase of 12.7% in constant dollars)	$268	$244	9.8%

(1)	A large structured transaction written in North America Major Accounts in the current quarter adversely impacted both the P&C and Global P&C ratios by 0.3 percentage points.

●	Consolidated net premiums earned increased 14.2%, or 14.5% in constant dollars. P&C net premiums earned increased 12.3%, or 12.2% in constant dollars.

●	Operating cash flow was $3.22 billion and adjusted operating cash flow was $3.62 billion.

●

Total pre-tax and after-tax P&C catastrophe losses, net of reinsurance and including reinstatement premiums, were $435 million (4.4 percentage points of the combined ratio) and $347 million, respectively, compared with $458 million (5.1 percentage points of the combined ratio) and $382 million, respectively, last year.

●	Total pre-tax and after-tax favorable prior period development were $207 million and $168 million, respectively, compared with $196 million and $149 million, respectively, last year.

●	Total capital returned to shareholders was $666 million, including share repurchases of $316 million at an average purchase price of $258.75 per share, and dividends of $350 million.

●

During the quarter, the company increased its ownership in Huatai Group with the closing of incremental interests totaling approximately 9%, bringing the company’s aggregate interest in Huatai Group to approximately 85.5% at March 31, 2024.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement.

Key segment items for the quarter ended March 31, 2024 are presented below:

Chubb Limited	Q1	Q1
(in millions of U.S. dollars except for percentages)	2024	2023	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance) Net premiums written	$6,394	$5,877	8.8%
Combined ratio	85.6%	86.1%
Current accident year combined ratio excluding catastrophe losses	81.4%	81.1%

North America Commercial P&C Insurance
Net premiums written	$4,689	$4,288	9.4%
Major accounts retail and excess and surplus (E&S) wholesale	$2,779	$2,483	11.9%
Middle market and small commercial	$1,910	$1,805	5.9%
Combined ratio	85.9%	83.2%
Current accident year combined ratio excluding catastrophe losses	82.0%	81.2%

North America Personal P&C Insurance
Net premiums written	$1,456	$1,296	12.3%
Combined ratio	87.4%	93.9%
Current accident year combined ratio excluding catastrophe losses	79.3%	80.6%

North America Agricultural Insurance
Net premiums written	$249	$293	(15.0)%
Combined ratio	56.6%	99.2%
Current accident year combined ratio excluding catastrophe losses	81.6%	83.9%

Overseas General Insurance
Net premiums written (increase of 16.7% in constant dollars)	$3,835	$3,263	17.5%
Commercial P&C (increase of 11.4% in constant dollars)	$2,348	$2,093	12.2%
Consumer P&C (increase of 26.2% in constant dollars)	$1,487	$1,170	27.1%
Combined ratio	83.8%	84.0%
Current accident year combined ratio excluding catastrophe losses	85.8%	85.1%

Global Reinsurance
Net premiums written (increase of 29.7% in constant dollars)	$359	$277	29.7%
Combined ratio	76.9%	75.1%
Current accident year combined ratio excluding catastrophe losses	76.5%	78.4%

Life Insurance
Net premiums written (increase of 29.7% in constant dollars)	$1,633	$1,293	26.3%
Segment income (increase of 12.7% in constant dollars)	$268	$244	9.8%

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Chubb Limited News Release

●

North America Commercial P&C Insurance: Net premiums written increased 9.4% with P&C lines up 13.0% and financial lines down 7.6%. There were 1.4 percentage points of positive net impact to the P&C lines growth as a result of a larger-than-average structured transaction and previously disclosed planned underwriting actions in primary and excess casualty in our Major Accounts division. The combined ratio increased 2.7 percentage points, primarily reflecting higher catastrophe losses and lower favorable prior period development. The current accident year combined ratio excluding catastrophe losses increased 0.8 percentage point, of which 0.7 percentage point was related to the structured transaction mentioned above.

●

North America Personal P&C Insurance: The combined ratio decreased 6.5 percentage points, primarily reflecting a 6.2 percentage point decrease in the loss ratio principally due to higher favorable prior period development, partially offset by higher catastrophe losses. The current accident year combined ratio excluding catastrophe losses decreased 1.3 percentage points.

●

North America Agricultural Insurance: Net premiums written declined 15.0%, primarily due to the return of premium under the government risk-sharing formula related to the 2023 crop year, and lower commodity prices in the current year. The combined ratio decreased 42.6 percentage points, primarily reflecting favorable prior period development related to an improved margin on the 2023 crop year.

●

Overseas General Insurance: Net premiums written increased 17.5%, benefiting from the consolidation of Huatai. Excluding Huatai, net premiums written increased 9.3%. The combined ratio decreased 0.2 percentage point, primarily reflecting lower catastrophe losses. The current accident year combined ratio excluding catastrophe losses increased 0.7 percentage point, with 0.4 percentage point related to the consolidation of Huatai.

●	Global Reinsurance: Net premiums written increased 29.7% to $359 million, primarily reflecting continued growth in property catastrophe exposed business.

●

Life Insurance: Net premiums written were $1.63 billion, up 26.3% and segment income was $268 million, up 9.8%. Net premiums written in international life insurance grew 31.5% and Combined Insurance North America grew 5.5%. International Life segment income was $225 million.

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Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated March 31, 2024, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its first quarter earnings conference call on Wednesday, April 24, 2024 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 877-400-4403 (within the United States) or 332-251-2601 (international), passcode 1641662. Please refer to the Chubb website under Events and Presentations for details. A replay will be available after the call at the same location. To listen to the replay, please click here to register and receive dial-in numbers.

Effective July 1, 2023, the company acquired a majority controlling interest in Huatai Group (Huatai), and applied consolidation accounting beginning in the third quarter of 2023. In this release, business activity for, and the financial position of, Huatai is reported at 100%, as required, except for core operating income, net income, book value, tangible book value, ROE, per share data, and certain other key metrics, which include only the company’s ownership interest and exclude the non-controlling interest.

About Chubb

Chubb is a world leader in insurance. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 40,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G – Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from certain acquisitions of $5 million and $2 million in Q1 2024 and Q1 2023, respectively, and including investment income of $86 million and $91 million in Q1 2024 and Q1 2023, respectively, from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of 3% that are accounted for under the equity method. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses) and other, net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. Other includes Cigna integration expenses, the amortization of fair value adjustment of acquired invested assets and long-term debt related to certain acquisitions. See Core operating income, net of tax for further description of these items.

P&C underwriting income (loss) excludes the Life Insurance segment and is calculated by subtracting adjusted losses and loss expenses, adjusted policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, Cigna integration expense, amortization of fair value of acquired invested assets and debt, income tax expense, adjusted net realized gains (losses), and market risk benefits gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude P&C catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Core operating income, net of tax, relates only to Chubb income, which excludes noncontrolling interests. It excludes from Chubb net income the after-tax impact of adjusted net realized gains (losses) and other and market risk benefits gains (losses). We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) and other because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. We also exclude the amortization of fair value adjustments on purchased invested assets and long-term debt related to certain acquisitions due to the size and complexity of these acquisitions. We also exclude Cigna integration expenses, which are incurred by the overall company and are included in Corporate. These expenses include

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Chubb Limited News Release

legal and professional fees and all other costs directly related to the integration activities of the Cigna acquisition. The costs are not related to the ongoing activities of the individual segments and are therefore also excluded from our definition of segment income. We believe these integration expenses are not indicative of our underlying profitability, and excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

Metrics adjusted for the impact of the Bermuda Tax Law are adjusted to exclude the incremental deferred tax benefit for Q1 2024 of $55 million, giving recognition for transition provisions of the Bermuda Tax Law. We believe that excluding the impact of the incremental deferred tax benefit provides a better evaluation of our operating performance and enhances the understanding of the trends in the underlying business that may be obscured by this one-time item. For Q1 2024 we also exclude expense related to the Chubb Charitable Foundation given that it’s a discrete item that is not part of operating results. Excluding these one-time items facilitates the comparison of our financial results to our historical operating results.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average Chubb shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, current discount rate on future policy benefits (FPB), and instrument-specific credit risk on market risk benefits (MRB), all net of tax and attributable to Chubb. For the ROTE calculation, the denominator is also adjusted to exclude Chubb goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of these items as these are heavily influenced by changes in market conditions. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is Chubb shareholders’ equity less Chubb goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Book value per share and tangible book value per share excluding accumulated other comprehensive income (loss) (AOCI), excludes AOCI from the numerator because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates and foreign currency movement, to highlight underlying growth in book and tangible book value.

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Chubb Limited News Release

Adjusted operating cash flow is Operating cash flow excluding the operating cash flow related to the net investing activities of Huatai’s asset management companies as it relates to the Consolidated Investment Products as required under consolidation accounting. Because these entities are investment companies, we are required to retain the investment company presentation in our consolidated results, which means, we include the net investing activities of these entities in our operating cash flows. Due to the significant impact that this required investment company classification has on the presentation of the company’s operating cash flow, the company has elected to remove the impact of these net investing activities of these investment companies. The investment company presentation is not consistent with our consolidated cash flow presentation. These net investing activities are more appropriately classified outside of operating cash flows, consistent with our consolidated investing activities, and may impact a reader’s analysis of our underlying operating cash flow related to the core insurance company operations. Accordingly, we believe that it is appropriate to adjust operating cash flow for the impact of these consolidated investment products.

Life Insurance and International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because life deposits are an important component of production and key to our efforts to grow our business.

See the reconciliation of Non-GAAP Financial Measures on pages 25-29 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, book value, return on equity, and net investment income.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited
Summary Consolidated Balance Sheets
(in millions of U.S. dollars, except per share data)
(Unaudited)

	March 31 2024	December 31 2023
Assets
Investments	$140,370	$136,735
Cash and restricted cash	2,651	2,621
Insurance and reinsurance balances receivable	13,991	13,379
Reinsurance recoverable on losses and loss expenses	19,109	19,952
Goodwill and other intangible assets ($25,660 represents Chubb portion as of 03/31/2024)	26,405	26,461
Other assets	32,341	31,534

Total assets	$234,867	$230,682

Liabilities
Unpaid losses and loss expenses	$80,341	$80,122
Unearned premiums	22,728	22,051
Other liabilities	67,367	64,818

Total liabilities	170,436	166,991

Shareholders’ equity
Chubb shareholders’ equity, excl. AOCI	67,921	66,316
Accumulated other comprehensive income (loss) (AOCI)	(7,386)	(6,809)

Chubb shareholders’ equity	60,535	59,507
Noncontrolling interests	3,896	4,184

Total shareholders’ equity	64,431	63,691

Total liabilities and shareholders’ equity	$234,867	$230,682

Book value per common share	$149.09	$146.83
Tangible book value per common share	$89.55	$87.98
Book value per common share, excl. AOCI	$167.28	$163.64
Tangible book value per common share, excl. AOCI	$105.75	$102.78

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Chubb Limited News Release

Chubb Limited
Summary Consolidated Financial Data
(in millions of U.S. dollars, except share, per share data, and ratios)
(Unaudited)

	Three Months Ended

	March 31
	2024	2023
Gross premiums written	$14,425	$13,004
Net premiums written	12,221	10,710
Net premiums earned	11,583	10,142
Losses and loss expenses	5,727	5,148
Policy benefits	1,180	797
Policy acquisition costs	2,207	1,948
Administrative expenses	1,070	930
Net investment income	1,391	1,107
Net realized gains (losses)	(101)	(77)
Market risk benefits gains (losses)	21	(115)
Interest expense	178	160
Other income (expense):
Gains (losses) from separate account assets	10	(25)
Other	181	321
Amortization of purchased intangibles	80	72
Cigna integration expenses	7	22
Income tax expense	342	384

Net income	$2,294	$1,892
Less: NCI income	151	-

Chubb net income	$2,143	$1,892

Diluted earnings per share:
Chubb net income	$5.23	$4.53
Core operating income	$5.41	$4.41
Weighted average shares outstanding	409.7	417.9

P&C combined ratio
Loss and loss expense ratio	58.1%	58.9%
Policy acquisition cost ratio	19.2%	18.8%
Administrative expense ratio	8.7%	8.6%

P&C combined ratio	86.0%	86.3%
P&C underwriting income	$1,400	$1,213

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